DISTRIBUTION AGREEMENT

THIS AMENDED AND RESTATED AGREEMENT is made as of February 20, 2014, as amended as of May 28, 2020, by and between WELLS FARGO FUNDS TRUST, a Delaware statutory trust (the “Trust”) on behalf of each series of the Trust now or hereafter identified on Schedule I (each, a “Fund” and collectively, the “Funds”), and WELLS FARGO FUNDS DISTRIBUTOR, LLC, a Delaware limited liability company (“WFFD”). Absent written notification to the contrary by either the Trust or WFFD, each new investment portfolio established in the future shall automatically become a “Fund” for all purposes hereunder and shares of each new class established in the future shall automatically become “Shares” for all purposes hereunder as if set forth on Schedule I.

WHEREAS this Distribution Agreement amends and replaces the agreement dated April 8, 2005 previously entered into by and between the parties;

WHEREAS, the Trust is registered with the Securities and Exchange Commission (the “SEC”) as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Trust desires to retain WFFD as the exclusive distributor of the units of beneficial interest in all classes of shares (“Shares”) of the Funds, and WFFD is willing to render such services; and

WHEREAS, WFFD is registered as a broker-dealer under the Securities Exchange Act of 1934, as amended (the “1934 Act”) and is a member of the Financial Industry Regulatory Authority (“FINRA”).

NOW THEREFORE, in consideration of the promises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

1.	Services as Distributor.
1.1.	WFFD will act as agent for the distribution of Shares in accordance with any instructions of the Trust’s Board of Trustees and with the Trust’s registration statement then in effect under the Securities Act of 1933, as amended (the “1933 Act”), and will transmit promptly any orders properly received by it for the purchase or redemption of Shares to the Trust or its transfer agent, or their designated agents. As used in this Agreement, the term “registration statement” shall mean any registration statement, specifically including, among other items, any then-current prospectus together with any related then-current statement of additional information, filed with the SEC with respect to Shares, and any amendments and supplements thereto which at any time shall have been filed.
1.2.	WFFD agrees to use appropriate efforts to solicit orders for the sale of Shares and will undertake such advertising and promotion, as it believes appropriate in connection with such solicitation. WFFD agrees to offer and sell Shares at the applicable public offering price or net asset value next determined after an order
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is received. The Trust understands that WFFD is and may in the future be the distributor of shares of other investment company portfolios including portfolios having investment objectives similar to those of the Funds. The Trust further understands that existing and future investors in the Funds may invest in shares of such other portfolios. The Trust agrees that WFFD’s duties to such portfolios shall not be deemed in conflict with its duties to the Trust under this paragraph 1.2.

1.3.	WFFD shall, at its own expense, finance such activities as it deems reasonable and which are primarily intended to result in the sale of Shares, including, but not limited to, advertising, compensation of underwriters, dealers and sales personnel, the printing and mailing of prospectuses to other than current shareholders, and the printing and mailing of sales literature. WFFD shall be responsible for reviewing and providing advice on all sales literature (e.g., advertisements, brochures and shareholder communications) with respect to each of the Funds, and shall file with FINRA or the appropriate regulators all such materials as are required to be filed under applicable laws and regulations in compliance with such laws and regulations. In addition, WFFD will provide sufficient personnel, during normal business hours, reasonably necessary to respond to telephone questions with respect to the Funds.
1.4.	In connection with all matters relating to this Agreement, WFFD agrees to comply with all applicable laws, rules and regulations, including, without limitation, all rules and regulations made or adopted pursuant to the 1933 Act, the 1934 Act, the 1940 Act, the regulations of FINRA and all other applicable federal and state laws, rules and regulations.
1.5.	Whenever in their judgment such action is warranted by unusual market, economic or political conditions, or by other circumstances of any kind, the Trust’s officers may decline to accept any orders for, or make any sales of Shares until such time as those officers deem it advisable to accept such orders and to make such sales.
1.6.	The Trust agrees at its own expense to execute any and all documents and to furnish any and all information and otherwise to take, or cause to be taken, all actions that may be reasonably necessary in connection with the qualification of Shares for sale in such states as the Trust directs and in such states as WFFD may recommend to the Trust which the Trust approves, and the Trust shall pay all fees and other expenses incurred in connection with such qualification.
1.7.	The Trust shall furnish from time to time, for use in connection with the sale of Shares, such information with respect to the Funds and Shares as WFFD may reasonably request and the Trust warrants that the statements contained in any such information shall fairly show or represent what they purport to show or represent. The Trust shall also furnish WFFD upon request with: (a) audited annual and unaudited semi-annual statements of the Trust’s books and accounts with respect to each Fund, and (b) from time to time such additional information regarding the Funds’ financial condition as WFFD may reasonably request.
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1.8.	WFFD may be reimbursed for all or a portion of the expenses described above and/or compensated for the services rendered hereunder, to the extent permitted by a distribution plan adopted by the Trust on behalf of a Fund pursuant to Rule 12b-1 under the 1940 Act (the “Plan”). No provision of this Agreement shall be deemed to prohibit any payments by a Fund to WFFD or by a Fund or WFFD to broker-dealers through whom Shares of the Fund are sold where such payments are made under the Plan. In addition, WFFD shall be entitled to retain any front-end sales charge imposed upon the sale of Shares (and reallow a portion thereof) as specified in the Trust’s registration statement and the Trust shall pay to WFFD the proceeds from any contingent deferred sales charge imposed on the redemption of Shares as specified in the Trust’s registration statement.
1.9.	WFFD shall prepare reports for the Board of Trustees of the Trust regarding its activities under this Agreement as from time to time shall be reasonably requested by the Board, including reports regarding the use of Rule 12b-1 payments received by WFFD, if any.
1.10.	WFFD shall enter into third-party written agreements with broker-dealers, based substantially on the form of Dealer Agreement attached as Appendix C to the Distribution Plan as may be approved by the Board of Trustees from time to time. WFFD also may enter into such agreements based on such additional forms of agreement as it deems appropriate, provided that WFFD determines that the Trust’s and the Funds’ responsibility or liability to any person on account of any acts or statements of any such broker-dealer under any such third-party agreement do not exceed their responsibility or liability under the form(s) approved by the Board of Trustees, and provided further that WFFD determines that the overall terms of any such third-party agreement are not materially less advantageous to the Trust than the overall terms of the form(s) approved by the Board of Trustees. In entering into and performing under such agreements, WFFD shall act as principal and not as agent for the Trust or any Fund. A broker-dealer that executes a Dealer Agreement may also be entitled to receive a shareholder servicing fee, pursuant to a Fund’s shareholder servicing plan. Such shareholder servicing fee will be payable by the Fund through Wells Fargo Funds Management, LLC in its capacity as a servicing agent under the Plan.
2.	Representations and Undertakings.
2.1.	The Trust represents to WFFD that all registration statements filed by the Trust with the SEC under the 1933 Act, with respect to Shares have been prepared in conformity with the requirements of the 1933 Act and rules and regulations of the SEC thereunder.
2.2.	The Trust represents and warrants to WFFD that any registration statement, when such registration statement becomes effective, will contain all statements required to be stated therein in conformity with the 1933 Act and the rules and regulations
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of the SEC; that all statements of fact contained in any such registration statement will be true and correct when such registration statement becomes effective; and that no registration statement, when such registration statement becomes effective, will include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading to a purchaser of Shares. The Trust authorizes WFFD and authorized banks, broker/dealers and other financial institutions to use any prospectus or statement of additional information in the form furnished from time to time in connection with the sale of Shares and represented by the Trust as being the then-current form of prospectus or then-current form of statement of additional information.

2.3.	No Shares shall be offered by either WFFD or the Trust under any of the provisions of this Agreement and no orders for the purchase or sale of Shares hereunder shall be accepted by the Trust if and so long as the effectiveness of the registration statement then in effect or any necessary amendments thereto shall be suspended under any of the provisions of the 1933 Act, or if and so long as a current prospectus, as required by Section 10(b) of the 1933 Act is not on file with the SEC; provided, however, that nothing contained in this paragraph 2.3 shall in any way restrict or have any application to or bearing upon the Trust’s obligation to repurchase Shares from any shareholder in accordance with the provisions of the Trust’s prospectus or Declaration of Trust.
2.4.	The Trust agrees to advise WFFD as soon as reasonably practicable of the issuance by the SEC of any stop order suspending the effectiveness of the registration statement then in effect or of the initiation of any proceeding for that purpose.
3.	Indemnification.
3.1.	The Trust agrees to indemnify, defend and hold WFFD, its several officers and directors, and any person who controls WFFD within the meaning of Section 15 of the 1933 Act harmless from and against any and all claims, demands, liabilities and expenses (including the cost of investigating or defending such claims, demands or liabilities and any counsel fees incurred in connection therewith) which WFFD, its officers and directors, or any such controlling person, may incur under the 1933 Act or under common law or otherwise, arising out of or based upon any untrue statement, or alleged untrue statement, of a material fact contained in any registration statement or arising out of or based upon any omission, or alleged omission, to state a material fact required to be stated in any registration statement or necessary to make any statement in such documents not misleading; provided, however, that the Trust’s agreement to indemnify WFFD, its officers and directors, and any such controlling person shall not be deemed to cover any claims, demands, liabilities or expenses arising out of any untrue statement or alleged untrue statement or omission or alleged omission made in any registration statement or in any financial or other statements in reliance upon and in conformity with any information furnished to the Trust by WFFD or any
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affiliate thereof and used in the preparation thereof; and further provided that the Trust’s agreement to indemnify WFFD, its officers and directors, and any such controlling person shall not be deemed to cover any liability to the Trust or its shareholders to which WFFD, its officers and directors, or any such controlling person would otherwise be subject by reason of willful misfeasance, bad faith or negligence in the performance of WFFD’s, its officer’s or director’s, or any such controlling person’s duties, or by reason of WFFD’s, its officer’s or director’s, or any such controlling person’s reckless disregard of its obligations and duties under this Agreement.

3.2.	WFFD agrees to indemnify, defend and hold the Trust, its several officers and Trustees, and any person who controls the Trust within the meaning of Section 15 of the 1933 Act harmless from and against any and all claims, demands, liabilities and expenses (including the costs of investigation or defending such claims, demands or liabilities and any counsel fees incurred in connection therewith) which the Trust, its officers or Trustees or any such controlling person, may incur under the 1933 Act or under common law or otherwise, but only to the extent that such liability or expense incurred by the Trust, its officers or Trustees, or such controlling person resulting from such claims or demands, shall arise out of or be based upon (a) any untrue, or alleged untrue, statement of a material fact contained in information furnished by WFFD or any affiliate thereof to the Trust or its counsel and used in the Trust’s registration statement, or shall arise out of or be based upon any omission, or alleged omission, to state a material fact in connection with such information furnished by WFFD or any affiliate thereof to the Trust or its counsel required to be stated in such answers or necessary to make such information not misleading or (b) any alleged willful misfeasance, bad faith or negligence in the performance of WFFD’s obligations and duties under the Agreement or by reason of its alleged reckless disregard thereof.
4.	Confidentiality.

WFFD agrees on behalf of itself and its employees to treat confidentially and as proprietary information of the Trust all records and other information relative to the Funds and/or the Trust and its prior, present or potential shareholders, and not to use such records and information for any purpose other than performance of its responsibilities and duties hereunder, except when so requested by the Trust or after prior notification to and approval in writing by the Trust, which approval shall not be unreasonably withheld and may not be withheld where WFFD may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities.

In accordance with Regulation S-P, WFFD and its affiliates will not disclose any non-public personal information, as defined in Regulation S-P, received from the Trust or any Fund regarding any shareholder; provided, however, that WFFD and its affiliates may disclose such information to any party as necessary in the ordinary course of business to carry out the purposes for which such information was disclosed to WFFD and its affiliates, or as may be permitted by law. WFFD agrees to use reasonable precautions to protect and prevent the unintentional disclosure of such non-public personal information.

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5.	Anti-Money Laundering Program.

WFFD represents and warrants that it (a) has adopted an anti-money laundering compliance program (“AML Program”) that satisfies the requirements of all applicable laws and regulations; and (b) will notify the Trust promptly if an inspection by the appropriate regulatory authorities of its AML Program identifies any material deficiency, and will promptly remedy any material deficiency of which it learns.

6.	Limitations of Liability.

Except as provided in paragraph 3.2, WFFD shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Trust or any Fund in connection with matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or negligence on its part in the performance of its duties or from reckless disregard of its obligations and duties under this Agreement.

7.	Term.

This Agreement shall become effective on the date of its execution and, unless sooner terminated as provided herein, shall continue in effect for a period of two years from the date written above. This Agreement shall thereafter continue from year to year, provided such continuance is specifically approved at least annually by (i) the Trust’s Board of Trustees, or (ii) a vote of a majority (as defined in the 1940 Act) of the outstanding voting securities of the Fund, provided that in either event the continuance is also approved by the majority of the Trust’s Trustees who are not parties to this Agreement or interested persons (as defined in the 1940 Act) of any such party, by vote cast in person at a meeting called for the purpose of voting on such approval. This Agreement is not assignable and is terminable with respect to a Fund, without penalty, on not less than sixty (60) days’ written notice, by the Trust’s Board of Trustees, by vote of a majority (as defined in the 1940 Act) of the outstanding voting securities of such Fund, or by WFFD. This Agreement will also terminate automatically in the event of its assignment (as defined in the 1940 Act).

8.	Release.

The names “Wells Fargo Funds Trust” and “Trustees of Wells Fargo Funds Trust” refer respectively to the Trust created by the Declaration of Trust and the Trustees as Trustees but not individually or personally. All parties hereto acknowledge and agree that any and all liabilities of the Trust arising, directly or indirectly, under this Agreement will be satisfied solely out of the assets of the Trust and that no Trustee, officer or shareholder shall be personally liable for any such liabilities. All persons dealing with any Fund of the Trust must look solely to the property belonging to such Fund for the enforcement of any claims against the Trust.

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9.	Miscellaneous.
9.1	No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which an enforcement of the change, waiver, discharge or termination is sought.
9.2	This Agreement shall be governed by the laws of the State of Delaware.
10.	Notices.

Any notices under this Agreement shall be in writing, addressed and delivered or mailed postage paid to such address as may be designated for the receipt of such notice. Until further notice, it is agreed that the address of the Trust shall be Wells Fargo Funds Trust, 525 Market Street, 12th Floor, San Francisco, California 94105, Attention: Secretary, and that of WFFD shall be Wells Fargo Funds Distributor, LLC, 525 Market Street, 12th Floor, San Francisco, California 94105, Attention: Secretary.

11.	Questions of Interpretation.

Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act shall be resolved by reference to such terms or provision of the 1940 Act and to interpretations thereof, if any, by the United States Courts or in the absence of any controlling decision of any such court, by rules, regulations or orders of the Commission, interpretations of the Commission or its staff, or Commission staff no-action letters, issued pursuant to the 1940 Act. In addition, where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is revised by rule, regulation or order of the Commission, such provision shall be deemed to incorporate the effect of such rule, regulation or order. The duties and obligations of the parties under this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware to the extent that state law is not preempted by the provisions of any law of the United States heretofore or hereafter enacted.

12.	Counterparts.

This Agreement may be executed in any manner of counterparts, each of which shall be deemed an original.

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IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

WELLS FARGO FUNDS TRUST
on behalf of the Funds

By:
Name: Catherine Kennedy
Title: Secretary

WELLS FARGO FUNDS DISTRIBUTOR, LLC

By:
Name: Gale Gebstadt
Title: Secretary
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SCHEDULE I

DISTRIBUTION AGREEMENT

WELLS FARGO FUNDS TRUST

100% Treasury Money Market Fund

Absolute Return Fund

Adjustable Rate Government Fund

Alternative Risk Premia Fund

Asset Allocation Fund

C&B Large Cap Value Fund

C&B Mid Cap Value Fund

California Limited-Term Tax-Free Fund

California Tax-Free Fund

Classic Value Fund

Common Stock Fund

Conservative Income Fund

Core Bond Fund

Core Plus Bond Fund

Disciplined Small Cap Fund

Disciplined U.S. Core Fund

Discovery Fund

Diversified Capital Builder Fund

Diversified Equity Fund1

Diversified Income Builder Fund

Dynamic Target Today Fund

Dynamic Target 2015 Fund

Dynamic Target 2020 Fund

Dynamic Target 2025 Fund

Dynamic Target 2030 Fund

Dynamic Target 2035 Fund

Dynamic Target 2040 Fund

Dynamic Target 2045 Fund

Dynamic Target 2050 Fund

Dynamic Target 2055 Fund

Dynamic Target 2060 Fund

Emerging Growth Fund

Emerging Markets Equity Fund

Emerging Markets Equity Income Fund

Endeavor Select Fund

Enterprise Fund

Fundamental Small Cap Growth Fund

Global Investment Grade Credit Fund

Global Small Cap Fund

Government Money Market Fund

Government Securities Fund

Growth Fund

Growth Balanced Fund

[1]	On May 18, 2021, the Board of Trustees of Wells Fargo Funds Trust approved the reorganization of the Diversified Equity Fund into the Spectrum Aggressive Growth Fund, effective on or about September 17, 2021.
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Heritage Money Market Fund

High Yield Bond Fund

High Yield Municipal Bond Fund

Income Plus Fund

Index Asset Allocation Fund

Index Fund

Intermediate Tax/AMT-Free Fund

International Bond Fund

International Equity Fund

Large Cap Core Fund

Large Cap Growth Fund

Large Company Value Fund

Low Volatility U.S. Equity Fund

Managed Account CoreBuilder Shares Series CP

Managed Account CoreBuilder Shares Series M

Managed Account CoreBuilder Shares Series SM

Minnesota Tax-Free Fund

Moderate Balanced Fund

Money Market Fund

Municipal Bond Fund

Municipal Cash Management Money Market Fund

Municipal Sustainability Fund

National Tax-Free Money Market Fund

Omega Growth Fund

Opportunity Fund

Pennsylvania Tax-Free Fund

Precious Metals Fund

Premier Large Company Growth Fund

Real Return Fund

Short Duration Government Bond Fund

Short-Term Bond Plus Fund

Short-Term High Yield Bond Fund

Short-Term Municipal Bond Fund

Small Cap Fund

Small Company Growth Fund

Small Company Value Fund

Special International Small Cap Fund

Special Mid Cap Value Fund

Special Small Cap Value Fund

Specialized Technology Fund

Spectrum Aggressive Growth Fund

Spectrum Conservative Growth Fund

Spectrum Growth Fund

Spectrum Income Allocation Fund

Spectrum Moderate Growth Fund

Strategic Municipal Bond Fund

Target Today Fund2

[2]	On June 1, 2021, the Board of Trustees approved the reorganization of the Target Today Fund into the Dynamic Target Today Fund. Pending shareholder approval, the reorganization is expected to occur on or about October 15, 2021.
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Target 2010 Fund3

Target 2015 Fund4

Target 2020 Fund5

Target 2025 Fund6

Target 2030 Fund7

Target 2035 Fund8

Target 2040 Fund9

Target 2045 Fund10

Target 2050 Fund11

Target 2055 Fund12

Target 2060 Fund13

Treasury Plus Money Market Fund

Ultra Short-Term Income Fund

Ultra Short-Term Municipal Income Fund

Utility and Telecommunications Fund

Wisconsin Tax-Free Fund

Schedule I amended: June 2, 2021

[3]	On June 1, 2021, the Board of Trustees approved the reorganization of the Target 2010 Fund into the Dynamic Target Today Fund. Pending shareholder approval, the reorganization is expected to occur on or about October 15, 2021.
[4]	On June 1, 2021, the Board of Trustees approved the reorganization of the Target 2015 Fund into the Dynamic Target 2015 Fund. Pending shareholder approval, the reorganization is expected to occur on or about October 15, 2021.
[5]	On June 1, 2021, the Board of Trustees approved the reorganization of the Target 2020 Fund into the Dynamic Target 2020 Fund. Pending shareholder approval, the reorganization is expected to occur on or about October 15, 2021.
[6]	On June 1, 2021, the Board of Trustees approved the reorganization of the Target 2025 Fund into the Dynamic Target 2025 Fund. Pending shareholder approval, the reorganization is expected to occur on or about October 15, 2021.
[7]	On June 1, 2021, the Board of Trustees approved the reorganization of the Target 2030 Fund into the Dynamic Target 2030 Fund. Pending shareholder approval, the reorganization is expected to occur on or about October 15, 2021.
[8]	On June 1, 2021, the Board of Trustees approved the reorganization of the Target 2035 Fund into the Dynamic Target 2035 Fund. Pending shareholder approval, the reorganization is expected to occur on or about October 15, 2021.
[9]	On June 1, 2021, the Board of Trustees approved the reorganization of the Target 2040 Fund into the Dynamic Target 2040 Fund. Pending shareholder approval, the reorganization is expected to occur on or about October 15, 2021.
[10]	On June 1, 2021, the Board of Trustees approved the reorganization of the Target 2045 Fund into the Dynamic Target 2045 Fund. Pending shareholder approval, the reorganization is expected to occur on or about October 15, 2021.
[11]	On June 1, 2021, the Board of Trustees approved the reorganization of the Target 2050 Fund into the Dynamic Target 2050 Fund. Pending shareholder approval, the reorganization is expected to occur on or about October 15, 2021.
[12]	On June 1, 2021, the Board of Trustees approved the reorganization of the Target 2055 Fund into the Dynamic Target 2055 Fund. Pending shareholder approval, the reorganization is expected to occur on or about October 15, 2021.
[13]	On June 1, 2021, the Board of Trustees approved the reorganization of the Target 2060 Fund into the Dynamic Target 2060 Fund. Pending shareholder approval, the reorganization is expected to occur on or about October 15, 2021.
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